Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A/A of Hamilton National Income Trust, Inc. to be filed on or about April 8, 2016 of our report dated April 8, 2016, on our audit of the balance sheet as of December 31, 2015 and the related statements of stockholder's equity and cash flows for the period June 17, 2015 (date of inception) through December 31, 2015. We also consent to the reference to our firm under the caption “Experts” in the above referenced Offering Statement.

/s/ EisnerAmper LLP

Iselin, New Jersey

April 8, 2016